Exhibit 1.1

AG MORTGAGE INVESTMENT TRUST, INC.

AMENDMENT NO. 1 TO THE

EQUITY DISTRIBUTION AGREEMENT

May 22, 2018

JMP Securities LLC

450 Park Avenue, 5th Floor

New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated May 5, 2017 (the “Agreement”), among AG Mortgage Investment Trust, Inc., a Maryland corporation (the “Company”), its manager, AG REIT Management, LLC, a Delaware limited liability company (the “Manager”) and JMP Securities LLC (the “Agent”), pursuant to which the Company may issue and sell through the Agent, acting as agent and/or principal, shares of the Company’s common stock, par value $0.01 per share having a maximum aggregate offering price of up to $100,000,000.

In connection with the foregoing, the Company, the Manager and the Agent wish to amend the Agreement through this Amendment No. 1 to the Agreement (this “Amendment”) to modify the definition of certain defined terms set forth in the Agreement and used therein and to make certain other changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

SECTION 2. Amendment of the Agreement.

(a) The definition of the term “Registration Statement” is hereby amended to read as follows:

Except where the context otherwise requires, “Registration Statement” means the Registration Statement on Form S-3 (No. 333-224629) as of its most recent effective date, including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the 1933 Act as part of the Registration Statement or deemed to be part of the Registration Statement at the time of effectiveness pursuant to Rule 430A or 430B under the 1933 Act; provided, however, that upon the termination or expiration of the Registration Statement on Form S-3 (No. 333-224629) or

the filing of a new Registration Statement on Form S-3; “Registration Statement” shall refer to the most recent Form S-3 filed by the Company as of its most recent effective date, including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the 1933 Act as part of the Registration Statement or deemed to be part of the Registration Statement at the time of effectiveness pursuant to Rule 430A or 430B under the 1933 Act.

(a) Section 7(b) is hereby amended to read as follows:

Settlement of Placement Securities. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Securities will occur on the second (2nd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Securities sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Sales Agent at which such Placement Securities were sold, after deduction for the Sales Agent’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof.

SECTION 3. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

SECTION 4. Law; Construction. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Entire Agreement; Amendment; Severability. This Amendment and the Agreement hereby constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof. Except as further amended hereby, all of the terms of the Agreement shall remain in full force and effect and are hereby confirmed in all respects. Neither this Amendment, the Agreement nor any term hereof or thereof may be amended except pursuant to a written instrument executed by the Company, the Manager and each of the Agents. In the event that any one or more of the provisions contained in this Amendment or the Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein or therein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein or therein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof or thereof shall be in accordance with the intent of the parties as reflected in this Amendment or the Agreement.

[SIGNATURE PAGE FOLLOWS]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the parties below in accordance with its terms.

Very truly yours,

AG MORTGAGE INVESTMENT TRUST, INC.

By:	/s/ Raul E. Moreno
Name: Raul E. Moreno
Title: General Counsel and Secretary

AG REIT MANAGEMENT, LLC

By:	/s/ Raul E. Moreno
Name: Raul E. Moreno
Title: General Counsel

CONFIRMED AND ACCEPTED, as of the date

first above written:

JMP SECURITIES LLC

By:	/s/ Thomas Kilian
Name: Thomas Kilian
Title: Chief Operating Officer, Investment Banking

[Signature Page to JMP EDA Amendment]